EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to reference to our firm under the caption of “Experts” and to the use of our report dated February 15, 2006 with respect to the December 31, 2005 financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control of financial reporting of IBERIABANK Corporation, included in the information statement/prospectus that is made a part of IBERIABANK Corporation’s Registration Statement on Form S-4 for the registration of shares of its common stock.

/s/ Castaing, Hussey & Lolan, LLC
New Iberia, LA
January 3, 2007